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PLANETCAD INC. PRESS RELEASE

PLANETCAD INC. ANNOUNCES REJECTION OF UNSOLICITED OFFER FROM PCD INVESTMENTS,
LLC

BOULDER, Colo. Dec. 5, 2001--PlanetCAD, Inc. (AMEX: PCD) announced today that it has received and, after review, rejected an unsolicited offer from PCD Investments LLC.

Subject to certain terms and conditions, PCD Investments LLC sought the support of the Board of Directors to purchase the outstanding shares of stock of PlanetCAD at a price of $0.24 per share. PCD Investments, LLC is owned by Eric Weissmann and Gary M. Jacobs, both residents of Colorado. The Board viewed the proposal as inadequate and not reflective of PlanetCAD's true value and not in the best interests of PlanetCAD's stockholders.

"Our Board is fully committed to acting in the best interests of PlanetCAD's stockholders," said Jim Bracking, PlanetCAD's president and chief executive officer. "Over the last several months, the Board of Directors has conducted an in-depth review of PlanetCAD's strategic options. In light of that review and the Board's analysis of PCD Investments' offer, the Board has concluded that is in the best interests of PlanetCAD's stockholders to pursue PlanetCAD's preexisting business strategy. Although book value does not necessarily reflect market value, the Board noted that the offer by PCD Investments is substantially below PlanetCAD's book value as of September 30, 2001, of approximately $7.3 million. The Board of Directors concluded that PlanetCAD is not for sale and determined not to pursue the expression of interest."

About PlanetCAD Inc.
PlanetCAD, headquartered in Boulder, Colo., provides Cycle Time Reduction solutions for the manufacturing supply chain. PlanetCAD's award-winning products reduce cycles, costs and waste from design to manufacture by integrating engineering data with supply chain transactions. PlanetCAD's current products include the PrescientQA(TM) design-quality engineering software suite, which reduces costly design errors, accelerates time-to-market, and improves the product development process; and IntraVISION-Registered Trademark-, which enables viewing, markup, measuring and conversion of more than 300 file formats. For more information on PlanetCAD or Cycle Time Reduction, visit www.planetcad.com, or call 888/319-0871.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to PlanetCAD and its industry, and other factors that could affect PlanetCAD's financial results, are included in PlanetCAD's Securities and Exchange Commission filings, including, but not limited to, PlanetCAD's annual report on Form 10-KSB for the year ended December 31, 2000.

PlanetCAD, Cycle Time Reduction, PrescientQA, SCS / Envoy, DriveQA, GeometryQA, CertifyQA and AuditQA are trademarks of PlanetCAD Inc. DesignQA is a registered trademark of PlanetCAD Inc. IntraVISION is a registered trademark of Spatial Corp. All other products are trademarks of their respective owners.

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CONTACT:

PlanetCAD Inc., Boulder
Media Only: Rachael Dalton-Taggart, 303/209-9252
Financial Analysts Only: Joy Godesiabois, 303/209-9100